Exhibit 99.1

Pike Reports Record Core Services Revenue in Fiscal Third Quarter 2012

MOUNT AIRY, N.C.--(BUSINESS WIRE)--May 8, 2012--Pike Electric Corporation (NYSE: PIKE), one of the nation’s leading energy solutions providers, today reported fiscal third quarter 2012 results for the period ended March 31, 2012. Revenue totaled $162.8 million, an increase of 6% compared to $153.8 million in the year-ago period. Net income totaled $2.0 million, or $0.06 per diluted share versus net income of $0.6 million, or $0.02 per diluted share for the same period last year.

Core services revenue totaled a record high $156.5 million and storm restoration revenue totaled $6.3 million in the fiscal third quarter 2012. Core services revenue includes the Company’s distribution, transmission, and engineering and substation construction activities. Core services revenue totaled $137.7 million and storm restoration revenue totaled $16.1 million in the year-ago period.

“Our core business improved on both a sequential and year-over-year basis this quarter, led by continued double-digit growth in distribution. Even with the decline in storm restoration this quarter, we achieved total revenue growth of six percent compared to the fiscal third quarter last year,” said J. Eric Pike, Chairman and CEO of Pike. “In addition to our improved financial performance, we are experiencing a heightened level of bid activity as the overall industry demand for our full suite of services appears to be strengthening.”

Gross profit increased to $20.5 million, or 12.6% of revenue, in the fiscal third quarter 2012. Gross profit totaled $16.4 million, or 10.7% of revenue in the year-ago period. The improvement primarily reflects the sustained volume growth in distribution. Additionally, the gross profit percentage benefitted from a lower mix of procurement-related revenue.

Conference Call

The Company will host a conference call at 11:00 a.m. Eastern today. The call can be accessed by dialing (877) 856-1958, or (719) 325-4820 for international callers. The confirmation code for the live call is 5640261. Interested parties may also listen to a simultaneous webcast via the “Investor Center” on the Company's website at www.pike.com.

A replay will be made available shortly after the live call is completed and can be accessed by dialing (858) 384-5517. The confirmation code for the replay is 5640261. The replay will remain available until midnight Eastern on May 15. An on-demand replay of the conference call will remain available online for a limited time following the conclusion of the call.

About Pike Electric Corporation

Pike Electric Corporation is a leading provider of energy solutions to over 200 investor-owned, municipal and cooperative utilities in the United States. Our comprehensive services include facilities planning and siting, permitting, engineering, design, installation, maintenance and repair of power delivery systems, including renewable energy projects. Our common stock is traded on the New York Stock Exchange under the symbol PIKE. For more information, visit us online at www.pike.com.

Forward-Looking Statements

This press release and other statements we make from time to time in the future may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may relate to our plans, objectives and future estimates. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and other factors, please refer to the Risk Factor section of our Annual Reports on Form 10-K and in its other periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three months ended March 31,		Nine months ended March 31,
	2012	2011	2012	2011
Total revenues	$162,766	$153,825	$506,588	$431,146
Cost of operations	142,228	137,416	436,782	386,377

Gross profit	20,538	16,409	69,806	44,769
General and administrative expenses	16,220	13,810	48,096	40,114
(Gain) loss on sale property and equipment	(406)	39	(288)	588

Income from operations	4,724	2,560	21,998	4,067
Other expense (income):
Interest expense	1,179	1,620	6,017	5,094
Other, net	(15)	(22)	(28)	(38)
Total other expense, net	1,164	1,598	5,989	5,056

Income (loss) before income taxes	3,560	962	16,009	(989)
Income tax expense (benefit)	1,536	342	6,490	(340)

Net income (loss)	$2,024	$620	$9,519	$(649)

Net earnings (loss) per share:
Basic	$0.06	$0.02	$0.28	$(0.02)
Diluted	$0.06	$0.02	$0.27	$(0.02)

Shares used in computing earnings (loss) per share:
Basic	34,869	33,446	34,569	33,368
Diluted	35,241	34,062	35,066	33,368

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	Mar. 31,	June 30,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$208	$311
Accounts receivable from customers, net	92,258	80,902
Costs and estimated earnings in excess of billings
on uncompleted contracts	63,750	49,266
Inventories	11,986	8,338
Prepaid expenses and other	10,604	16,044
Deferred income taxes	8,700	7,969
Total current assets	187,506	162,830
Property and equipment, net	171,569	177,682
Goodwill	122,932	110,893
Other intangibles, net	44,821	38,353
Deferred loan costs, net	1,464	2,005
Other assets	1,487	1,846
Total assets	$529,779	$493,609

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,516	$20,079
Accrued compensation	23,601	25,474
Billings in excess of costs and estimated earnings
on uncompleted contracts	7,840	12,224
Accrued expenses and other	6,564	8,185
Current portion of deferred compensation	1,595	-
Current portion of insurance and claim accruals	11,617	12,526
Total current liabilities	77,733	78,488
Revolving credit facility	119,500	-
Long-term debt	-	99,000
Insurance and claim accruals, net of current portion	4,905	6,621
Deferred compensation, net of current portion	5,383	6,140
Deferred income taxes	44,801	46,179
Other liabilities	2,915	2,792
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 100,000 authorized
shares; no shares issued and outstanding	-	-
Common stock, par value $0.001 per share; 100,000 authorized shares; 35,040 and 33,666 shares issued and outstanding
at March 31, 2012 and June 30, 2011, respectively	6,428	6,427
Additional paid-in capital	172,076	161,586
Accumulated other comprehensive loss, net of taxes	(35)	(178)
Retained earnings	96,073	86,554
Total stockholders’ equity	274,542	254,389
Total liabilities and stockholders’ equity	$529,779	$493,609

PIKE ELECTRIC CORPORATION
SUPPLEMENTAL REVENUE INFORMATION
(Unaudited)
(In thousands)

	Three months ended March 31,		Nine months ended March 31,
	2012	2011	2012	2011
Distribution and other	$107,230	$82,684	$307,836	$257,131
Transmission	18,511	17,505	50,819	60,839
Engineering and substation	30,756	37,513	84,980	89,344

Core revenues	$156,497	$137,702	$443,635	$407,314
Storm restoration revenues	6,269	16,123	62,953	23,832

Total revenues	$162,766	$153,825	$506,588	$431,146

CONTACT:
Pike Electric Corporation
Investor Relations
336-719-4622
IR@pike.com